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                                                                    EXHIBIT 99.1


NEWS RELEASE                                [WILLIAMS ENERGY PARTNERS L.P. LOGO]

NYSE: WEG


DATE: Jan. 28, 2002


CONTACT:       Kelly Swan                         Paula Farrell
               Media Relations                    Investor Relations
               (918) 573-6932                     (918) 573-9233
               kelly.swan@williams.com            paula.farrell@williams.com


               WILLIAMS ENERGY PARTNERS L.P. REPORTS 2001 EARNINGS


         TULSA, Okla. - Williams Energy Partners L.P. (NYSE:WEG) today announced an operating profit of $28 million for the year ended Dec. 31, 2001, compared with $17.7 million in 2000. The $10.3 million increase in 2001 represents 58 percent growth in operating profit.

         The growth was due to the acquisition of marine terminal facilities in New Haven, Conn., in September 2000, and Gibson, La., in October 2001, and two inland terminals in Little Rock, Ark., in June 2001, along with higher ammonia volume and tariffs, increased utilization and rates at the Gulf Coast marine facilities and reduced general and administration expenses due to the partnership structure.

         Net income for the year was $21.7 million, compared with $3 million in 2000. The $18.7 million increase in net income included a gain on the sale of the Meridian, Miss., inland terminal during the fourth quarter of 2001. The results also benefited from changes related to the partnership's initial public offering that closed on Feb. 9, 2001, including the retirement of debt that lowered interest costs and the lack of income taxes due to the partnership structure.

         Prior to the initial public offering, the partnership's assets were held by Williams


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(NYSE:WMB). For the period since the initial public offering, earnings per unit were $1.87. Earnings per unit calculated on full-year results would have been $1.89.

         Phil Wright, president of the general partner, said, "Our first year out of the gate yielded strong returns for our unitholders. Profits have increased because we're getting solid results from our base business and significant contributions from new acquisitions. As a result, we increased our cash distribution every quarter since the initial public offering for a total gain of more than 12 percent over the original distribution level."

         For the fourth quarter ended Dec. 31, 2001, net income was $4.8 million, or 42 cents per unit, compared with a loss of $400,000 for the same period in 2000.

         Operating profit was $5.3 million in fourth quarter 2001 and $2.4 million in fourth quarter 2000. This 121 percent increase was primarily due to the New Haven, Little Rock and Gibson acquisitions, increased storage utilization at the Gulf Coast marine terminal facilities and increased volumes and tariffs on the ammonia pipeline and terminals system.

         The average number of common and subordinated units outstanding for the quarter and year-to-date periods was 11.4 million.

         Wright added, "Williams Energy Partners was one of the year's most successful initial public offerings in terms of unit price appreciation. Through aggressive pursuit of deal flow, we established our partnership as a strong performer and enter 2002 with our sights set on more growth."

         The partnership recently purchased an 8.5-mile natural gas liquids pipeline in Illinois and started providing delivery service of jet fuel to Southwest Airlines at Dallas Love Field under a long-term agreement.

         An investor conference call with management regarding 2001 results is scheduled today at 9 a.m. Eastern. To participate, call (800) 289-0496 and provide code 717011. International callers may dial into (913) 981-5519 and provide the same code. A Webcast will also be available at www.williams.com/weg/weg_news.html.

         Audio replays of the conference call will be available from 12:30 p.m. Eastern on Jan. 28


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through midnight on Feb. 4. To access the replay, dial (888) 203-1112. The access replay code is 717011. International callers should dial (719) 457-0820, providing the same code.

         Williams Energy Partners' asset portfolio includes five marine petroleum product terminals, 25 inland terminals that form a distribution network for gasoline and other refined petroleum products throughout the southeastern United States and an 1,100-mile ammonia pipeline and terminals system that extends from Texas and Oklahoma to Minnesota.

ABOUT WILLIAMS ENERGY PARTNERS L.P.

Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of energy assets. The partnership is engaged principally in the storage, transportation and distribution of refined petroleum products and ammonia. The general partner of WEG is a unit of Williams (NYSE:WMB), which specializes in a broad array of energy-related services, including energy marketing and trading and natural gas pipeline transportation.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership's Form 10-K for the year 2000 filed with the Securities and Exchange Commission.



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